UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2020

PRECIGEN, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-36042	26-0084895
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876

(Address of principal executive offices) (Zip Code)

(301) 556-9900

(Registrant’s telephone number, including area code)

Intrexon Corporation

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	PGEN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or disposition of Assets.

On January 31, 2020, Precigen, Inc. (the “Corporation”) completed the previously-announced sale of a number of its bioengineering assets (the “Transaction”) to TS Biotechnology Holdings, LLC (“TS Biotechnology”), a Virginia limited liability company managed by Third Security, LLC (“Third Security”).

The Transaction was completed pursuant to the terms of the Stock and Asset Purchase Agreement dated January 1, 2020 (the “Agreement”) pursuant to which the Corporation agreed to sell, on the terms and subject to the conditions specified therein, a number of its bioengineering assets to TS Biotechnology. The assets divested in the Transaction included the Corporation’s domain name dna.com and all of the Corporation’s equity interests in (1) Blue Marble AgBio LLC, a Delaware limited liability company, (2) ILH Holdings, Inc., a Delaware corporation, (3) Intrexon Produce Holdings, Inc., a Delaware corporation, (4) Intrexon UK Holdings Inc., a Delaware corporation, (5) Oragenics, Inc., a Florida corporation, and (6) SH Parent, Inc., a Delaware corporation, for an aggregate purchase price of approximately $53 million and certain contingent payment rights. The purchase price was the result of negotiations between Third Security and the Corporation under the direction of an independent special committee of the Corporation’s board of directors (the “Board”). The Agreement was approved by the independent members of the Board after a unanimous recommendation of the independent special committee of the Board, following a process to consider strategic alternatives for the Corporation’s assets, and with the advice of independent financial and legal advisors.

Randal J. Kirk, the Corporation’s former Chief Executive Officer and current Executive Chairman and a member of the Corporation’s Board, and shareholders affiliated with him beneficially own approximately 48.2% of the Corporation’s voting stock. Mr. Kirk also currently serves as the Senior Managing Director and Chief Executive Officer of Third Security and owns 100% of the equity interests of Third Security. Third Security directly owns shares of the Corporation’s common stock (“Common Stock”) and is also the manager of certain entities that directly own shares of Common Stock, and may be deemed to beneficially own approximately 34.6% of the Common Stock.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 30, 2020, the Corporation filed its amended and restated Amended and Restated Articles of Incorporation, as amended (as amended and restated, the “Articles of Incorporation”) with the State Corporation Commission of the Commonwealth of Virginia, to change the name of the Corporation from Intrexon Corporation to Precigen, Inc. (the “Name Change”) and to delete the provisions authorizing and governing the Corporation’s Series A Redeemable Preferred Stock, no shares of which were ever issued and all rights to which had previously ceased to exist, to be effective February 1, 2020 (the “Effective Date”). Effective as of the Effective Date, the Corporation also amended and restated its Amended and Restated Bylaws (as amended and restated, the “Bylaws”) to reflect the Name Change.

Copies of the Articles of Incorporation and the Bylaws are filed herewith as Exhibits 3.1 and 3.2, respectively, and incorporated by reference herein.

Item 8.01	Other Events.

On February 3, 2020, the Corporation announced the closing under the previously-announced subscription agreement (the “Subscription Agreement”) entered into by the Corporation and TS Biotechnology on January 1, 2020 pursuant to which TS Biotechnology purchased, upon the terms and subject to the conditions set forth therein, 5,972,696 shares of the Company’s common stock for $35 million.

On February 3, 2020, the Corporation issued a press release announcing the closing of the Transaction, the closing under the Subscription Agreement, the effective date of the Name Change and a change in the trading symbol for the Common Stock from “XON” to “PGEN” effective with the opening of trading on February 3, 2020. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(b) Pro Forma Financial Information

The Corporation intends to file with the SEC pro forma financial information required pursuant to Article 11 of Regulation S-X relating to the event described in Item 2.01 above under cover of Form 8-K/A not later than four business days after the completion of the Transaction.

(d)	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation, effective February 1, 2020

3.2	Amended and Restated Bylaws, effective February 1, 2020

99.1	Press Release dated February 3, 2020

104	Cover Page Interactive Data File (formatted as inline XBRL with applicable taxonomy extension information contained in Exhibits 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Precigen, Inc.

By:	/s/ Rick L. Sterling
Rick L. Sterling
Chief Financial Officer

Dated: February 4, 2020

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